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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G
                                (Rule 13d-102)


                   INFORMATION TO BE INCLUDED IN STATEMENTS
                    FILED PURSUANT TO RULES 13d-1(b) AND (c)
               AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)
                            (Amendment No. N/A)/1/

                             CBC HOLDING COMPANY
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                               (Name of Issuer)

                                Common Stock
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                        (Title of Class of Securities)

                                   12479N106
                                --------------
                                (CUSIP Number)



/1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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                                 SCHEDULE 13G               Page 2 of 5 pages

CUSIP NO.  12479N106

1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
          A. B. C. (Chip) Dorminy, III

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2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [ ]
      N/A                                                     (b) [ ]

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3     SEC USE ONLY

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4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States of America
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  NUMBER OF SHARES     5   SOLE VOTING POWER
   BENEFICIALLY                 7,500
  OWNED BY EACH
    REPORTING
   PERSON WITH
                    ---------------------------------------------------------
                       6   SHARED VOTING POWER
                                27,000

                    ---------------------------------------------------------
                       7   SOLE DISPOSITIVE POWER
                                7,500

                    ---------------------------------------------------------
                       8   SHARED DISPOSITIVE POWER
                                27,000

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9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       34,500
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10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  [ ]

     N/A
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11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       5.19%
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12  TYPE OF REPORTING PERSON

    IN

                                       2
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                                 SCHEDULE 13G               Page 3 of 5 pages


Item 1(a).  Name of Issuer:

     CBC Holding Company

Item 1(b).  Address of Issuer's Principal Executive Offices:

     102 West Roanoke Drive
     Fitzgerald, Georgia  31750

Item 2(a).  Name of Person Filing:

     A.B.C. (Chip) Dorminy, III

Item 2(b).  Address of Principal Business Office or, if None, Residence:

     48 Lincoln Avenue
     Fitzgerald, Georgia  31750

Item 2(c).  Citizenship:

     United States of America

Item 2(d).  Title of Class of Securities:

     Common Stock

Item 2(e).  CUSIP Number:

     12479N106

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is:

     Not applicable

Item 4.  Ownership as of December 31, 1997:

     (a) Amount beneficially owned:  34,500
                                    -------

     (b) Percent of class:  5.19%
                          -------

     (c) Number of shares as to which such person has

         (i) sole power to vote or direct the vote:  7,500
                                                    -------

         (ii) shared power to vote or direct the vote:    27,000
                                                        ---------

         (iii)  sole power to dispose or to direct the disposition of:  7,500
                                                                       ------

         (iv) shared power to dispose or direct the disposition of:    27,000
                                                                     --------

         ______________________

Item 5.  Ownership of Five Percent or Less of a Class:

     Not Applicable

                                       3
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                                 SCHEDULE 13G               Page 4 of 5 pages


Item 6.  Ownership of More than Five Percent on Behalf of Another Person:

     Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

     Not applicable

Item 8.  Identification and Classification of the Members of the Group:

     Not applicable

Item 9.  Notice of Dissolution of Group:

     Not applicable

Item 10.  Certification:

     Not applicable

                                       4
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                                 SCHEDULE 13G               Page 5 of 5 pages


                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                    Date:            2/13/98
                                              -------------------------------

                                    Signature:  /s/ A. B. C. Dorminy, III
                                              -------------------------------

                                    Name:       A. B. C. Dorminy, III
                                              -------------------------------

                                       5